Exhibit 4.3

Employee Incentive Plan Rules

Alta Global Group Limited ACN 163 057 565 (Company)

Table of contents

1.	Introduction	4
1.1	Purpose of plan	4
1.2	Advice	4
1.3	Listing Rules only apply if Company is listed	4
2.	Definitions and Interpretations	4
2.1	Definitions	4
2.2	Interpretation	8
2.3	Headings	9
2.4	Tax treatment of Plan	9
3.	Awards that may be made under the Plan	9
3.1	Making of Awards	9
3.2	Options	9
3.3	Performance Rights	9
3.4	Loan Shares	10
3.5	Deferred Share Awards	10
3.6	Exempt Share Awards	10
4.	Loan Shares	10
4.1	Offer of Acquisition Loan	10
4.2	Default Acquisition Loan Terms	11
4.3	Repayment of Acquisition Loan	12
4.4	Limited recourse	13
4.5	Security	13
4.6	Dividends and other entitlements	13
5.	Offers of Awards	14
5.1	Offers to any ESS Participant	14
5.2	Form of Offer for Awards involving monetary consideration	14
5.3	Additional requirements if the Company is not Listed	14
5.4	Form of Offer for Awards involving no monetary consideration	15
5.5	Compliance with laws	15
5.6	Acceptance	16
6.	Issue cap	16
6.1	Issue cap Offers involving monetary consideration	16
6.2	Issue cap for Offers not involving monetary consideration	17
7	Monetary cap of Awards while Company is not Listed	17
7.1	Monetary Cap	17
7.2	Carry forward of Monetary Cap	17
7.3	Excluded amounts under the Monetary Cap	17
8.	Vesting and Exercise of Awards	18
8.1	Vesting	18
8.2	Default vesting conditions if none specified in an Offer	18
8.3	Automatic Exercise	18
8.4	Exercise of Awards	19
8.5	Cashless exercise of Options	19
9.	Allotment of Shares on exercise or vesting of Awards	19
9.1	Rights attaching to Shares	19
9.2	Quotation	19
9.3	New or existing Shares	20
9.4	Trustee	20
10.	Restricted Awards	20
10.1	Restrictions	20
10.2	Bonus issues	20
10.3	Takeovers and control transactions	20
10.4	Personal representatives	20
11.	Hedging unvested Awards	21
12.	Clawback	21
13.	Share buy-back or transfer	22
13.1	When Shares are bought back or transferred	22
13.2	Buy-back price	22
13.3	How Shares are bought back	22
14.	Adjustments	23
14.1	Application of this clause	23
14.2	New issues of shares	23
14.3	Bonus issues	23
14.4	Other reorganisations of capital	23
14.5	General	23
15.	Termination benefits	23
16.	Tax compliance	24
16.1	Taxes and withholding	24
16.2	Tax reporting	24
17.	Power of attorney	24
18.	Powers of the Board	25
19.	Commencement, suspension, termination and amendment of Plan	25
20.	General provisions	25
20.1	Bound by Constitution and Securities Trading Policy	25
20.2	Notices	26
20.3	Effect on employee entitlements	26
20.4	Governing law and jurisdiction	26

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Employee Incentive Plan Rules

1.	Introduction

1.1	Purpose of plan

The Company has established this Plan to encourage ESS Participants to share in the ownership of the Company and to promote the long-term success of the Company as a goal shared by all ESS Participants.

1.2	Advice

(a)	There are legal and tax consequences associated with participation in the Plan. ESS Participants should ensure that they understand these consequences before accepting an invitation to participate in the Plan.

(b)	Any advice given by or on behalf of the Company is general advice only, and ESS Participants should consider obtaining their own financial product advice from an independent person who is licensed by ASIC to give such advice.

1.3	Listing Rules only apply if Company is listed

In this Plan, a reference to the Listing Rules:

(a)	only has effect if at the relevant time the Company is admitted to the official list of the ASX and is otherwise to be disregarded; and

(b)	is to be read taking into account any waivers or exemptions from those Listing Rules applicable to the Company.

2.	Definitions and Interpretations

2.1	Definitions

In these Rules unless the contrary intention appears:

Acquisition Loan means a loan made by the Company to a Participant under clause 4.1 or the purpose of the Participant acquiring a Loan Share as the result of the acceptance of an Offer;

Acquisition Loan Period means the period of the Acquisition Loan determined in accordance with clause 4.2(a)(v);

Amount has the meaning given to it under clause 16;

Application means a written acceptance of an Offer for, or an application for, Awards in form approved by or acceptable to the Company;

ASIC means the Australian Securities and Investments Commission;

ASX means ASX Limited or the securities market which it operates, as the context requires;

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Award means:

(a)	an Option,

(b)	a Performance Right,

(c)	a Loan Share,

(d)	a Deferred Share Award,

(e)	an Exempt Share Award, as applicable, and

(f)	any other ESS Interest as defined under section 1100E of the Corporations Act;

Benefit has the meaning given to it under clause 15;

Board means the Board of Directors of the Company;

Company means Alta Global Group Limited ACN 163 057 565;

Constitution means the constitution of the Company;

Corporations Act means the Corporations Act 2001 (Cth);

Deferred Share Award means a Share issued under clause 3.5;

ESS Contribution Plan means, for an offer for the issue or sale of ESS Interests, a plan with terms that:

(a)	allow an ESS Participant to make regular payments, or elect to have regular deductions made from their wages or salary, for the purpose of acquiring the ESS Interests under the offer; and

(b)	provide that, before the participant acquires the ESS Interests under the offer, the payments or deductions are held on trust in an account with an Australian ADI that is kept solely for that purpose; and

(c)	allow the participant to elect to discontinue the deductions or payments at any time; and

(d)	provide that, if the participant so elects:

(i)	any deductions from the participant’s wages or salary will cease, and any deductions made after the election will be repaid to the participant, within 45 days of the election; and

(ii)	the amount of the deductions or payments standing, at the time when the election is made, to the credit of the account for the participant, and any interest on that amount, will be repaid to the participant within 45 days of the election; and

(e)	require the participant to agree in writing to the terms of the plan before participating in the plan; and

(f)	meet any requirements prescribed in the regulations for the purposes of this paragraph.

ESS Interest has the meaning given to it under section 1100E of the Corporations Act, being offers of interests under an employee share scheme of a body corporate or a registered scheme that meets certain listing requirements;

ESS Participant means a person who is:

(a)	a Primary Participant in relation to the Plan; or

(b)	a Related Person in relation to the Plan.

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Exempt Share Award means a Share issued under clause 3.6;

Exercise means exercise of an Award in accordance with its terms, and includes automatic exercise in accordance with these Rules;

Exercise Price means the price payable (if any) per Share to exercise an Award;

Expiry Date means the date on which an Award lapses, being the date specified in an Offer as the Expiry Date, or fixed by a method of calculation set out in an Offer;

Good Leaver means a Participant who ceases to be employed by, contracted by, or a director of, a Group Member as a result of:

(a)	total or permanent disablement, or an illness which persists for at least 3 months, which in either case prevents the person from carrying out their previous functions as an employee, contractor or director;

(b)	genuine redundancy;

(c)	death; or

(d)	other factors determined by the Board in its discretion to constitute sufficient reason to treat the person as a Good Leaver;

Group means the Company and each of its controlled entities, and Group Member means any of them;

Issue of a Share includes the transfer of an existing Share in accordance with clause 9.3;

Issue Price means the price (if any) to be paid for the issue of a Share as stated in the Offer;

Liability means any liability, whether actual or contingent, present or future, quantified or unquantified;

Limiting Legislation has the meaning given to it under clause 15;

Listed means the Company being and remaining admitted to the official list of the ASX or any approved foreign market set out in section 5 of ASIC Corporations (Definition of Approved Foreign Market) Instrument 2017/669;

Listing Rules means the Listing Rules of ASX and any other rules of the ASX which are applicable while the Company is Listed each as amended or replaced from time to time, except to the extent of any waiver granted by the ASX;

Liquidity Period means, in relation to an ESS interest, the a period during which:

(a)	the ESS interest is in a class of interests that is able to be traded on the official list of the ASX or any other financial market covered by section 1100K of the Corporations Act; or

(b)	an executed sale agreement constituting an offer to acquire ESS Interests in the same class as the ESS Interest is open for acceptance; or

(c)	any other circumstances prescribed by the Corporations Act or Corporations Regulations for the purposes of this definition.

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Loan Share means a Share issued under clause 3.4 on the terms set out in clause 4;

Market Price means the weighted average sale price of Shares on the ASX or any other financial market covered by section 1100K of the Corporations Act over the five trading days immediately preceding the day the Offer is made, or another pricing method determined by the Company;

Monetary Cap means in relation to a Primary Participant for a 12-month period (current period), the sum of:

(a)	$30,000; and

(b)	70% of the amount of any distributions received in the current period by the ESS Participant on an ESS Interests acquired under the scheme (dividend); and

(c)	70% of the amount of any cash remuneration received in the current period by the ESS Participant, to the extent the remuneration was conditional on the achievement of objectives (cash bonus); and

(d)	if the current period is not the first 12-month period, the sum of any amount carried forward for each previous 12-month period that started:

(i)	at or after the start of the first 12-month period; and

(ii)	not earlier than 4 years before the start of the current period;

Offer means an offer or issue of Awards made to an Employee under clause 4. Where Awards are issued without the need for acceptance, an Offer includes the document setting out the terms of the Award;

Option means an option to acquire Shares issued under clause 3.2;

Participant means an Employee to whom Awards are issued;

Performance Right means a right to acquire a Share issued under clause 3.3;

Plan means this Employee Incentive Plan;

PPSA means the Personal Property Securities Act 2009 (Cth);

Primary Participant means, subject to the Corporations Act, a person who is:

(a)	an employee or director of, or an individual who provides services to, the Company;

(b)	an employee or director of, or an individual who provides services to, an associated entity of the Company, where the associated entity is a body corporate;

(c)	a prospective person to whom subparagraph (a) or (b) may apply; or

(d)	a person prescribed by the regulations of the Corporations Act for the purposes of this definition.

Related Person means, subject to the Corporations Act, another person who is:

(a)	a spouse, parent, child or sibling of the Primary Participant; or

(b)	another body corporate controlled by the Primary Participant or a person mentioned in subparagraph (a); or

(c)	a body corporate that is the trustee of a self-managed superannuation fund (within the meaning of the Superannuation Industry (Supervision) Act 1993 (Cth)) where the Primary Participant is a director of the body corporate; or

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(d)	a person prescribed in relation to the Primary Participant by the regulations for the purposes of section 1100L of the Corporations Act; or

(e)	any other person defined as a “related person” under section 1100L of the Corporations Act, as updated from time to time;

Restricted Award means an Award or a Share issued on exercise of an Award in respect of which a restriction on sale or disposal applies under this Plan;

Restriction Period means the period during which Awards, or Shares issued on exercise of Awards, must not be sold or disposed of, being the period specified in these Rules in respect of Deferred Share Awards and Exempt Share Awards, and as specified in the Offer in respect of other Awards;

Rules means these rules as amended from time to time;

Securities Trading Policy means any securities trading policy adopted by the Company from time to time;

Security Interest means a right, interest, power or arrangement in relation to any property which provides security for, or protects against default by a person in, the payment or satisfaction of a debt, obligation or Liability, including a mortgage, charge, bill of sale, pledge, deposit, lien, encumbrance or hypothecation and a security interest as defined in sections 12(1) and 12(2) of the PPSA;

Share means a fully paid ordinary share of the Company, and where the context requires, includes a Loan Share;

Tax Act means the Income Tax Assessment Act 1936, the Income Tax Assessment Act 1997, or any legislation amending or replacing the provisions of those Acts relating to the issue and exercise of Awards;

Vesting Conditions means any conditions described in the Offer that must be satisfied before an Award can be exercised or before an Award (or Share issued under an Award) is no longer subject to forfeiture;

Vesting Date means the date on which an Award is exercisable or is no longer subject to forfeiture following satisfaction of any Vesting Conditions;

2.2	Interpretation

In these Rules, unless expressed to the contrary:

(a)	terms defined in the Corporations Act or the Listing Rules have the same meaning in these Rules;

(b)	words importing:

(i)	the singular include the plural and vice versa;

(ii)	any gender includes the other genders;

(c)	if a word or phrase is defined cognate words and phrases have corresponding definitions;

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(d)	a reference to:

(i)	a person includes a firm, unincorporated association, corporation and a government or statutory body or authority;

(ii)	a person includes its legal personal representatives, successors and assigns;

(iii)	a statute, ordinance, code or other law includes regulations and other statutory instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(iv)	a right includes a benefit, remedy, discretion, authority or power;

(v)	“$” or “dollars” is a reference to the lawful currency of Australia;

(vi)	this or any other document includes the document as varied or replaced and notwithstanding any change in the identity of the parties; and

(vii)	any thing (including, without limitation, any amount) is a reference to the whole or any part of it and a reference to a group of things or persons is a reference to any one or more of them.

2.3	Headings

Headings are for convenience only and do not affect the interpretation of these Rules.

2.4	Tax treatment of Plan

This Plan is a plan to which Subdivision 83A-C of the Tax Act applies (subject to the conditions in that Act).

3.	Awards that may be made under the Plan

3.1	Making of Awards

(a)	The Company may, at the discretion of the Board, offer and issue Awards to ESS Participants of the kind set out in this clause 3.

3.2	Options

(a)	The Company may offer or issue Options, which are rights to be issued a Share upon payment of the Exercise Price and satisfaction of specified Vesting Conditions. These terms apply unless the Offer specifies otherwise:

(i)	Options are Restricted Awards until they are exercised or expire.

(ii)	An Offer may specify a Restriction Period for Shares issued on the exercise of Options.

(iii)	Options are subject to adjustment under clause 14.

3.3	Performance Rights

(a)	The Company may offer or issue Performance Rights, which are rights to be issued a Share for nil Exercise Price upon the satisfaction of specified Vesting Conditions. These terms apply unless the Offer specifies otherwise:

(i)	Performance Rights are Restricted Awards until they are exercised or expire.

(ii)	An Offer may specify a Restriction Period for Shares issued on the exercise of Performance Rights.

(iii)	Performance Rights are subject to adjustment under clause 14.

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3.4	Loan Shares

(a)	The Company may offer or issue Loan Shares, which are Shares issued to ESS Participants at an Issue Price that the Board in its discretion determines, and may be subject to the satisfaction of specified Vesting Conditions. These terms apply unless the Offer specifies otherwise:

(i)	Loan Shares are Restricted Awards until Vesting Conditions are satisfied and the Acquisition Loan is repaid or satisfied.

(ii)	The Acquisition Loan and security terms in clause 4 apply.

3.5	Deferred Share Awards

(a)	The Company may offer or issue Deferred Share Awards, which are Shares issued to ESS Participants:

(i)	who elect to receive Shares in lieu of any wages, salary, director’s fees, or other remuneration; or

(ii)	by the Company in its discretion, in addition to their wages, salary and remuneration, or in lieu of any discretionary cash bonus or other incentive payment.

(b)	Unless a different Restriction Period is specified in an Offer, the Restriction Period for Deferred Share Awards will expire on the earlier of:

(i)	when a Participant ceases to be an Employee;

(ii)	when the Board, in its discretion, agrees to end the Restriction Period; and

(iii)	10 years from the date of issue of the Shares.

3.6	Exempt Share Awards

(a)	The Company may offer or issue Exempt Share Awards, which are Shares issued for no consideration or at an Issue Price which is a discount to the Market Price with the intention that up to $1,000 (or such other amount which is exempted from tax under the Tax Act from time to time) of the total value or discount received by each Employee will be exempt from tax.

(b)	Unless a different Restriction Period is specified in an Offer, the Restriction Period for Exempt Share Awards will expire on the earlier of:

(i)	three years from the date of issue of the Shares; and

(ii)	the time when a Participant ceases to be an Employee.

(c)	The Company must offer Exempt Share Awards on a non-discriminatory basis as defined by section 83A-35(6) of the Tax Act.

4.	Loan Shares

4.1	Offer of Acquisition Loan

(a)	The Company may provide an Acquisition Loan in relation to Loan Shares by making a loan to a Participant on the terms set out in an Offer and in these Rules.

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(b)	If the Company is not Listed, then a loan will not comply with the Corporations Act if the Company makes or offers a loan to an ESS Participant who at the time the loan is offered or made (as the case may be), is a shareholder of the Company.

(c)	The offer of an Acquisition Loan may be subject to the Company and the Participant executing agreements and other documents in a form acceptable to the Company providing for:

(i)	the offer by the Company and the acceptance by the Participant of an Acquisition Loan equal to the aggregate Issue Price of the Loan Shares offered;

(ii)	the grant by the Participant in favour of the Company of a Security Interest over the Loan Shares as set out in this clause 4 and the perfection of that Security Interest under the PPSA as a first ranking Security Interest; and

(iii)	if required by the Company, a written agreement by the Participant to the application of a holding lock in respect of the Loan Shares.

4.2	Default Acquisition Loan Terms

(a)	Unless otherwise determined by the Board:

(i)	(Timing) an Acquisition Loan will be made to a Participant at the time the Participant acquires a Loan Share as the result of their acceptance of an Offer;

(ii)	(Amount) the amount of the Acquisition Loan will be equal to the aggregate Issue Price of the Loan Shares offered;

(iii)	(Application of Acquisition Loan money) a Participant who accepts an Acquisition Loan irrevocably authorises the Company to apply the Acquisition Loan on behalf of the Participant to pay for the aggregate Issue Price of the Loan Shares to be issued or transferred to the Participant Employee;

(iv)	(Acquisition Loans interest free) an Acquisition Loan will not bear interest;

(v)	(Acquisition Loan Period) the Acquisition Loan Period commences when the Acquisition Loan is made and ends on the earliest of:

(A)	the date on which the Participant ceases to be an Employee;

(B)	the buy-back of the Loan Shares in accordance with clause 13;

(C)	the failure to satisfy any Vesting Conditions applicable to the Loan Shares;

(D)	any breach by the Participant of this Plan where the breach is not remedied within seven days of the Company’s notice to the Participant to do so; or

(E)	an application being made to a court for an order, or an order being made, that the Participant be made bankrupt (or any similar event in any jurisdiction as determined by the Board in its discretion); and

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(vi)	(Repayment) a Participant:

(A)	may repay all or part of an Acquisition Loan made to the Participant at any time before expiry of the Acquisition Loan Period; and

(B)	must repay in full the outstanding amount of the Acquisition Loan at the end of the Acquisition Loan Period.

4.3	Repayment of Acquisition Loan

(a)	If an Acquisition Loan provided to a Participant becomes repayable, the Company must accept in full and complete satisfaction of the Participant’s indebtedness and obligations to it under the Acquisition Loan:

(i)	if the applicable Vesting Conditions have been satisfied, the total amount owing by the Participant to the Company in cash or by other means agreed between the Participant and the Company; or

(ii)	in any case, the transfer to the Company (or its nominee) of the Loan Shares to which the Acquisition Loan relates in accordance with clause 13.

(b)	If the Participant has:

(i)	not repaid the outstanding amount of an Acquisition Loan (if any) at the end of the Acquisition Loan Period; or

(ii)	not satisfied the Vesting Conditions applicable to the Loan Shares,

the Board may, in its discretion, determine that the Company may, on behalf of the Participant:

(i)	transfer to the Company (or its nominee) the Loan Shares to which the outstanding amount of the Acquisition Loan or outstanding Vesting Conditions (as applicable) relate in accordance with clause 13; or

(ii)	sell the relevant Loan Shares to which the outstanding amount of the Acquisition Loan or outstanding Vesting Conditions (as applicable) relate.

(c)	Without limiting the generality of clause 17, for the purpose of the sale of the Loan Shares in accordance with clause 4.3(b), the Participant appoints the secretary of the Company (or his or her duly authorised delegate) as their attorney and authorises the secretary of the Company (or their duly authorised delegate) to sell the relevant Loan Shares on behalf of the Participant. The Company and the secretary will have complete discretion in respect of the sale of the relevant Loan Shares under clause 4.3(b) and will not be liable to the Participant in respect of the timing of or price obtained on or any other circumstances relating to such sale.

(d)	If the Company sells any Loan Shares in accordance with clause 4.3(b), the proceeds of sale will be applied in the following order, unless the Board otherwise determines:

(i)	in payment of any costs and expenses of the sale incurred by the Company;

(ii)	in reduction of the outstanding amount of the Acquisition Loan (if any); and

(iii)	the balance (if any):

(A)	if Vesting Conditions applicable to the Loan Shares were satisfied at the time of the sale, in payment to the Participant; or

(B)	if the Loan Shares were unvested at the time of the sale, in payment to the Company.

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4.4	Limited recourse

(a)	If the Acquisition Loan is discharged or repaid under clauses 4.3 then:

(i)	no further amount will be repayable by the Participant to the Company under the Acquisition Loan in respect of the Loan Shares; and

(ii)	no further amount will at any time be recoverable by the Company from the Participant in respect of the Acquisition Loan.

(b)	In the event of default in the payment of the loan, the rights of the Company against the ESS Participant are limited to forfeiture of the ESS Interests acquired using the loan.

4.5	Security

(a)	As security for the Acquisition Loan, each Participant grants to the Company:

(i)	a pledge of its Loan Shares provided under the Plan; and

(ii)	a charge over all dividends and other amounts paid or payable on those Loan Shares.

(b)	While the Shares are subject to the restrictions of this Plan, a Participant must not without the consent of the Board:

(i)	create, other than in favour of the Company, any Security Interest over any Shares; or

(ii)	grant, or agree to grant, a first right of refusal, voting right, or pre-emptive right or enter into any agreement, option or other arrangement to grant such an interest or right.

(c)	Loan Shares are Restricted Awards until the Vesting Conditions applicable to the Loan Shares (if any) are satisfied and/or the Acquisition Loan is repaid, unless the Board in its discretion determines otherwise.

(d)	The Company is entitled to retain the share certificates (if any) for any Loan Shares provided under this Plan to the Participant, and to impose a holding lock on the Loan Shares.

4.6	Dividends and other entitlements

(a)	The Company may retain, or pay to itself on behalf of a Participant, any moneys (including dividends) and any capital distributions that may become payable in respect of a Loan Share in reduction of the amount outstanding under the Acquisition Loan in respect of that Loan Share.

(b)	A Participant may not participate in any dividend reinvestment plan (or similar plan) established by the Company until the Acquisition Loan in respect of his or her Loan Shares has been fully repaid.

(c)	If any Shares or other securities are issued in respect of Loan Shares as part of a bonus or entitlement issue, then those Shares or other securities will also be subject to the security in this clause 4.5 and the other terms of this Plan as if they were a Loan Share (unless the Board otherwise determines).

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5.	Offers of Awards

5.1	Offers to any ESS Participant

(a)	Subject to the Corporations Act, the Company’s constitution and Listing Rules, the Company may make an Offer to any ESS Participant.

5.2	Form of Offer for Awards involving monetary consideration

(a)	Each Offer for Awards involving consideration must be in writing (which includes email), include an Application if acceptance is required, and specify the following to the extent applicable:

(i)	the identity of the Employee to whom the Offer is made;

(ii)	the terms of the offer, or a summary of the terms of the offer with a statement that, on request, a copy of the full terms of the offer will be provided to the ESS Participant;

(iii)	provide general information about the risks of acquiring and holding the ESS Interests;

(iv)	state that advice given in relation to the offer does not take into account the ESS Participant’s objectives, financial situation and needs;

(v)	suggests that the ESS Participant obtain personal advice in relation to the offer;

(vi)	states the period during which the ESS Participant may accept the offer;

(vii)	if ESS Interests may be acquired under the offer using a loan or contribution plan, then the:

(A)	terms of the loan or plan; or

(B)	a summary of the terms of the loan or plan and a statement that, on request, a copy of the plan or loan will be provided to the ESS Participant;

(viii)	any other terms or conditions that the Board decides to include; and

(ix)	any other matters required to be specified in the Offer by either the Corporations Act or the Listing Rules.

(b)	If required by applicable laws or the conditions to applicable ASIC relief, the Offer must include an undertaking by the Company to provide to a Participant, if a request is made before the Award is exercised and within a reasonable period of being so requested, the current market price of the Shares.

5.3	Additional requirements if the Company is not Listed

(a)	In addition to the above disclosure documents, if the Awards are offered while the Company is not Listed, the following will be provided:

(i)	a statement that the ESS Interests may not have any value and that the value of the ESS Interests will depend on future events that may not occur;

(ii)	where shares that not ordinary shares, a description of the rights that attach to the shares, and how the shares differ from ordinary shares;

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(iii)	a copy of the most recent report lodged with ASIC accompanied by a statement as to whether that financial information has been audited;

(iv)	valuation information in relation to the Award, which may include one or more of the following:

(A)	a copy of a valuation of the ESS interest that has been prepared consistently with an applicable method approved by the Commissioner of Taxation under section 960-412 of the Income Tax Assessment Act 1997; or

(B)	a disclosure document for that offer that has been lodged with ASIC as mentioned in section 727 of the Corporations Act; or

(C)	a disclosure document or statement (within the meaning of section 952B) in relation to those financial products; or

(D)	a copy of an executed agreement under which ESS Interests in the same class as the ESS Interests are to be acquired on arm’s length terms by a third party who is not an associate of the person making the offer, where the agreement specifies the amount of monetary consideration to be paid for an ESS interest in that class; or

(E)	a copy of a draft agreement under which ESS Interests in the same class as the ESS Interests are to be acquired on arm’s length terms by a third party who is not an associate of the person making the offer, where the agreement specifies the amount of monetary consideration to be paid for an ESS interest in that class; or

(F)	a document prescribed by the Corporations Act or Corporations Regulations;

(v)	a statement that the Company is solvent; and

(vi)	any other financial information prescribed by the Corporations Regulations.

5.4	Form of Offer for Awards involving no monetary consideration

(a)	An Offer for Awards will be made for no monetary consideration if:

(i)	no monetary consideration is to be provided for the issue or transfer of the interests; and

(ii)	if the Offer is for Options or Performance Rights, no monetary consideration is to be provided on the exercise of the Options or Performance Rights; and

(iii)	the offer meets any requirements prescribed in the Corporations Regulations from time to time.

(b)	Offers for Awards made for no monetary consideration will be made in writing (which includes email) and, at the discretion of the Board, may only be accompanied by a statement that the offer is made pursuant to Division 1A of Part 7.12 of the Corporations Act.

5.5	Compliance with laws

(a)	No Offer will be made to the extent that any such Offer would contravene the Company’s Constitution, the Listing Rules, the Corporations Act or any other applicable law.

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5.6	Acceptance

(a)	If acceptance of an Offer is required, it may be accepted:

(i)	by an Employee completing and returning the Application, as required by the Offer, by not later than the date specified in the Offer; and

(ii)	if required, by the Employee making or directing payment of the total amount payable for the Awards (if any) accepted under the Offer, in the manner specified in the Offer.

(b)	An Offer which requires acceptance lapses if it is not accepted by the Employee to whom the Offer is made as required under clause 5.6.

6.	Issue cap

6.1	Issue cap Offers involving monetary consideration

(a)	An Offer of Awards for monetary consideration must not be made if the total of the following:

(i)	the number of Shares which are the subject of the Offer of Awards;

(ii)	the total number of Shares which are the subject of any outstanding Offers of Awards;

(iii)	the total number of Shares issued during the previous three years under this Plan or any other employee share scheme extended only to ESS Participants of the Company (adjusted if necessary in each case for capital reorganisations), but not including existing Shares transferred to a ESS Participant after having been acquired for that purpose; and

(iv)	the total number of Shares which would be issued under all outstanding Awards that have been granted but which have not yet been exercised, terminated or expired, assuming all such Awards were exercised and ignoring any Vesting Conditions, but disregarding any Offer made, or Award offered or issued, or Share issued by way of or as a result of:

(v)	an offer to a person situated outside Australia at the time of receipt of the offer;

(vi)	an offer that did not need disclosure to investors because of section 708 of the Corporations Act; or

(vii)	an offer made under a disclosure document as defined in the Corporations Act,

would exceed the issue cap percentage set forth in the Company’s Constitution (currently 15%) or otherwise:

(viii)	if the Company is Listed, 5% of the number of Shares on issue at the time of the Offer.

(ix)	if the Company is not Listed, 20% of the number of Shares on issue at the time of the Offer.

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6.2	Issue cap for Offers not involving monetary consideration

(a)	An Offer of Awards for no monetary consideration is not limited by the issue cap in clause 6.1(a).

7.	Monetary cap of Awards while Company is not Listed

7.1	Monetary Cap

If the Company is not Listed, an Offer of Awards for monetary consideration must not exceed the Monetary Cap for a 12-month period.

7.2	Carry forward of Monetary Cap

If the amount worked out for a 12-month period by:

(a)	starting with the lesser of:

(i)	the basic cap amount; and

(ii)	the amount that would be worked out under the Monetary Cap, if the only amounts included were amounts payable on the exercise of options and incentive rights; and

(iii)	subtracting the total amount paid in the 12-month period by the participant and each related person under the terms of any Offer made in connection with this Plan and any other employee incentive scheme operated by the Company or an associate of the Company on the exercise of options and incentive rights;

is greater than nil, then that amount is carried forward for the purposes of calculating the Monetary Cap.

7.3	Excluded amounts under the Monetary Cap

The following amounts are not including in calculating the Monetary Cap:

(a)	amounts paid into an ESS Contribution Plan for the offer;

(b)	amounts payable by a participant or related person for the issue or sale of ESS Interests to the extent that, under the terms of the offer, the amount can only become payable during a Liquidity Period for the ESS Interests;

(c)	amounts payable on the exercise of options or incentive rights to the extent that, under the terms of the offer, the amount can only become payable during a Liquidity Period for the underlying ESS Interests;

(d)	amounts payable by an ESS Participant for the issue or sale of ESS Interests to the extent that, under the terms of the offer:

(i)	the amount can only become payable no longer than 7 days before the start of a Liquidity Period for the ESS Interests; and

(ii)	all application money received from ESS Participants before the start of a Liquidity Period must be held on trust for the ESS Participants until:

(A)	the start of the Liquidity Period; or

(B)	the money is returned to the ESS Participants; and

(iii)	if application money needs to be returned to an ESS Participant, it must be returned as soon as practicable.

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(e)	amounts payable by an ESS Participant on the exercise of options or incentive rights to the extent that, under the terms of the offer:

(i)	amount can only become payable no longer than 7 days before the start of a Liquidity Period for the underlying ESS Interests; and

(ii)	all application money received from ESS Participants before the start of a Liquidity Period must be held in trust for the ESS Participants until:

(A)	the start of the Liquidity Period; or

(B)	the money is returned to the ESS Participants; and

(iii)	if application money needs to be returned to an ESS Participant, it must be returned as soon as practicable.

8.	Vesting and Exercise of Awards

8.1	Vesting

(a)	The Awards held by a Participant will vest in and become exercisable by that Participant upon the satisfaction of any Vesting Conditions specified in the Offer and in accordance with these Rules.

(b)	Vesting Conditions may be waived at the absolute discretion of the Board (unless such waiver is excluded by the terms of the Award).

8.2	Default vesting conditions if none specified in an Offer

(a)	If vesting conditions or other vesting events are not specified in an Offer and the Offer does not expressly state to the effect that no vesting conditions apply, the following Vesting Conditions apply to any Options, Performance Rights or Loan Shares offered under the Plan:

(i)	the Awards only vest if at the applicable vesting date the Participant either:

(A)	remains employed with a Group Member, continues to provide consulting services to a Group Member or acts as a director of a Group Member (as applicable); or

(B)	ceased to do so before the applicable vesting date in circumstances where the person was a Good Leaver; and

(ii)	the Awards vest in equal one-third tranches on the first, second, and third anniversaries of the grant date of the Awards (or of another date specified in the Offer for this purpose).

8.3	Automatic Exercise

(a)	Unless clause 8.2 applies, the vesting of an Award on the satisfaction of any Vesting Conditions will not automatically trigger the exercise of the Award.

(b)	The terms of an Award which has a nil Exercise Price may provide for the Award to be exercised automatically upon vesting. Further, and whether or not the terms of the Award provide for it, the Board may in its discretion waive any requirement that an issued Award which has a nil Exercise Price be exercised by the Participant. In either case the Company will treat the Award as having been validly exercised on the Vesting Date.

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8.4	Exercise of Awards

(a)	A Participant is, subject to this clause 8, entitled to exercise an Award on or after the Vesting Date. Any exercise must be for a minimum number or multiple of Shares (if any) specified in the terms of the Offer.

(b)	Awards may be exercised by the Participant delivering to the Company a notice stating the number of Awards to be exercised together with the Issue Price (if any) for the Shares to be issued.

8.5	Cashless exercise of Options

(a)	In addition to clause 8.4, a Participant may, if permitted by the Company at the discretion of the Board, exercise an Option after the Vesting Date by setting off the total Exercise Price against the number of Shares which they are entitled to receive upon exercise (Cashless Exercise Facility).

(b)	By using the Cashless Exercise Facility, the holder of Options (Option Holder) will receive Shares to the value of the surplus after the Exercise Price has been set off.

(c)	If the Option Holder elects to use the Cashless Exercise Facility (where permitted by the Company, at the discretion of the Board), the Option Holder will only be issued that number of Shares (rounded down to the nearest whole number) as is equal in value to the difference between the total Exercise Price otherwise payable for the Options on the Options being exercised and the then market value of the Shares at the time of exercise.

(d)	If the difference between the total Exercise Price otherwise payable for the Options on the Options being exercised and the then market value of the Shares at the time of exercise is zero or negative, then an Option Holder will not be entitled to use the Cashless Exercise Facility.

9.	Allotment of Shares on exercise or vesting of Awards

9.1	Rights attaching to Shares

(a)	The Shares issued under this Plan will upon allotment:

(i)	be credited as fully paid;

(ii)	rank equally for dividends and other entitlements where the record date is on or after the date of allotment, but will carry no right to receive any dividend or entitlement where the record date is before the date of allotment;

(iii)	be subject to any restrictions imposed under these Rules, and

(iv)	otherwise rank equally with the existing issued Shares at the time of allotment.

9.2	Quotation

(a)	While the Company is Listed, then as soon as practicable after the date of the allotment of Shares, the Company will, unless the Board otherwise resolves, apply for official quotation of such Shares on the ASX or any other approved foreign market set out in section 5 of ASIC Corporations (Definition of Approved Foreign Market) Instrument 2017/669.

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9.3	New or existing Shares

(a)	The Company may, in its discretion, either issue new Shares or cause existing Shares to be acquired for transfer to the Participant, or a combination of both alternatives, to satisfy the Company’s obligations under these Rules.

(b)	If the Company determines to cause the transfer of Shares to a Participant, the Shares may be acquired in such manner as the Company considers appropriate, including from a trustee appointed under clause 9.4.

9.4	Trustee

(a)	The Company may appoint a trustee on terms and conditions which it considers appropriate to acquire and hold Shares, options, or other securities of the Company either on behalf of Participants or for the purposes of this Plan.

10.	Restricted Awards

10.1	Restrictions

(a)	A Participant must not sell, transfer, grant a Security Interest over or otherwise dispose of any Restricted Awards, or agree to do any of those things, during the Restriction Period.

(b)	The Company may implement any procedures it considers appropriate to ensure that Restricted Awards are not disposed of during the Restriction Period, including applying a holding lock in respect of Shares.

(c)	Without limiting its discretions under these Rules, the Board may at any time in its discretion waive or shorten the Restriction Period applicable to an Award.

10.2	Bonus issues

(a)	If the Company makes a pro rata bonus issue to holders of Restricted Awards, the Shares issued to Participants under the pro rata bonus issue will be subject to the balance of the Restriction Period that applied to the Restricted Awards.

10.3	Takeovers and control transactions

(a)	If a takeover bid is made to acquire all of the issued Shares of the Company, or a scheme of arrangement, selective capital reduction or other transaction is initiated which has an effect similar to a full takeover bid for Shares in the Company, then Participants are entitled to accept the takeover bid or participate in the other transaction in respect of all or part of their Awards other than Exempt Share Awards notwithstanding that the Restriction Period in respect of such Awards has not expired. The Board may, in its discretion, waive unsatisfied Vesting Conditions in relation to some or all Awards in the event of such a takeover or other transaction.

10.4	Personal representatives

(a)	If a Participant dies before the end of the Restriction Period, then the legal personal representative of that deceased Participant will have the same rights and benefits and be subject to the same obligations in respect of those Shares as the deceased Participant would have had or been subject to had they survived until the end of the Restriction Period.

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11.	Hedging unvested Awards

(a)	Participants must not enter into transactions or arrangements, including by way of derivatives or similar financial products, which limit the economic risk of holding unvested Awards.

(b)	Without limiting clause 12, if a Participant is a member of the Company’s key management personnel (as defined in the Corporations Act) then the Participant must also observe any additional restrictions imposed by the Corporations Act.

12.	Clawback

(a)	If in relation to a Participant’s Awards:

(i)	the Company or Board waived any Vesting Condition; or

(ii)	the Company or Board determined that a Vesting Condition was satisfied; or

(iii)	clause 8.2(a)(i)(B) (Good Leaver vesting) applied to the Awards, and it was the case or is later discovered that:

(A)	a Vesting Condition was not, in fact, satisfied; or

(B)	the Participant was not, in fact, entitled to the benefit of clause 8.2(a)(i)(B); or

(C)	the satisfaction of a Vesting Condition, or the decision of the Company or Board to waive a Vesting Condition, was contributed to by the Participant’s fraud, unlawful behaviour, wilful default, or conduct in material breach of the Company’s policies and codes of conduct, then the Board may determine that:

(iv)	all or some of the Awards held by the Participant immediately expire and are incapable of being exercised; and/or

(v)	the Participant must, or must procure that any relevant third party, immediately on request by the Company transfers any or all Shares issued upon the exercise of the relevant Award on terms, determined by the Company (which may include transferring them for nil consideration), to:

(A)	the Company in accordance with clause 13; or

(B)	to a person, determined by the Board in its discretion; and/or

(vi)	the Participant must pay the Company any:

(A)	proceeds received from the sale of any Shares issued upon the exercise of the Awards; and

(B)	any distributions or dividends paid on Shares issued upon the exercise of the Awards,

as a debt due to the Company.

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13.	Share buy-back or transfer

13.1	When Shares are bought back or transferred

(a)	Shares held by a Participant may be bought back and cancelled if:

(i)	the Participant elects to transfer Loan Shares to the Company in satisfaction of any outstanding Acquisition Loan under clause 4.3(a)(ii);

(ii)	an Acquisition Loan has become repayable and either the Participant does not repay the Acquisition Loan in accordance with clause 4.3(a)(i) on the repayment due date or any Vesting Conditions in respect of relevant Loan Shares have not been satisfied at the repayment due date;

(iii)	any Vesting Conditions in respect of relevant Loan Shares have not been satisfied by the last date for their satisfaction (if applicable) or have otherwise failed to be satisfied; or

(iv)	the circumstances set out in clause 4.3(a)(ii) arise and the Board in its discretion determines that Participant must, or must procure that any relevant third party must transfer any or all Shares issued upon the exercise of a relevant Award.

13.2	Buy-back price

(a)	The consideration for a buy-back of Shares is:

(i)	if the buy-back is in respect of Loan Shares, the full satisfaction of any Acquisition Loan provided in connection with the acquisition of those Loan Shares, even if the amount of Acquisition Loan was or has been reduced to nil; or

(ii)	if the buy-back is in the circumstances set out in clause 12, nil.

13.3	How Shares are bought back

(a)	A Participant and the Company must do whatever is necessary or desirable to effect a buy-back or transfer of Shares when required under clause 13. Each Participant irrevocably appoints the Company and each of its Directors and secretaries from time to time severally as its attorney to sign any document necessary or desirable, and carry out any act, on that Participant’s behalf for the purposes of this clause 13.

(b)	If the buy-back is in respect of Loan Shares where an Acquisition Loan is outstanding, payment of the amount by the Company under a buy-back of the Loan Share as provided in this clause 13 will be satisfied by being set off and applied against the amount of the Acquisition Loan outstanding in respect of the Loan Share bought back.

(c)	If it is impractical to buy back Shares to which this clause 13 applies, or if the Board in its discretion otherwise determines, the Company may, instead of buying back the relevant Shares, direct that they be transferred to a person nominated by the Company. Any transfer under this clause 13.3(c) will discharge the Participant’s Acquisition Loan in the same way as a buy-back would have done if conducted under this clause 13.

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14.	Adjustments

14.1	Application of this clause

(a)	This clause 14 applies to Options, Performance Rights, and other Awards where the Participant may be entitled to acquire Shares in the future on exercise of the Award.

14.2	New issues of shares

(a)	A Participant is not entitled to participate in a new issue of Shares or other securities made by the Company to holders of its Shares without exercising the Awards, or unless the applicable Loan Shares or other Shares comprising the Award are on issue, before the record date for the relevant new issue.

14.3	Bonus issues

(a)	If, prior to the exercise of an Award, the Company makes a pro-rata bonus issue to the holders of its Shares, and the Award is not exercised prior to the record date in respect of that bonus issue, the Award will, when exercised, entitle the holder to one Share plus the number of bonus shares which would have been issued to the holder if the Award had been exercised prior to the record date.

14.4	Other reorganisations of capital

(a)	If, prior to the exercise of an Award, the Company undergoes a reorganisation of capital (other than by way of a bonus issue or issue for cash) the terms of the Awards of the Participant will be changed to the extent necessary to comply with the Listing Rules as they apply at the relevant time.

14.5	General

(a)	Unless otherwise permitted by the Listing Rules, the number of Shares which the Participant is entitled to receive on exercise of an Award will only be adjusted in accordance with this clause 14.

(b)	The Company must give notice to Participants of any adjustment to the number of Shares which the Participant is entitled to receive on exercise of an Award in accordance with the Listing Rules.

15.	Termination benefits

(a)	This clause 15 applies to any benefit which may be required to be provided by any Group entity (Benefit). This clause 15 applies notwithstanding, and prevails over, any other provision of this Plan, an Offer, Award or other agreement or arrangement.

(b)	No person will be entitled to any Benefit in connection with any person’s cessation of employment to the extent that the giving of the Benefit would give rise to a breach of Part 2D.2 of the Corporations Act, any other provision of the Corporations Act, or any other applicable law which limits or restricts the giving of such Benefits (Limiting Legislation).

(c)	If any Limiting Legislation limits the amount of the Benefit, or the amount of the Benefit that may be given without obtaining shareholder approval, the Benefit is capped at that amount and no further Benefit is required to be provided to the relevant person. The Group may reduce any Benefit in such manner as it determines appropriate to ensure compliance with Limiting Legislation and so that shareholder approval does not need to be obtained. No Group entity is required to seek or obtain the approval of its shareholders for the purpose of overcoming any limitation or restriction imposed by any Limiting Legislation.

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16.	Tax compliance

16.1	Taxes and withholding

(a)	The Company is not responsible for any taxes which may become payable by a Participant in connection with the issue or transfer of Awards, the issue, transfer or allocation of Shares, or any other dealing by a Participant with such Awards or Shares including the payment of any cash amount. Participants are solely responsible for all such amounts.

(b)	Where a Group entity, or a trustee appointed under these Rules, must account for any tax or social security contributions (in any jurisdiction) for which a Participant may be liable because of the issue or transfer of Shares, payment of cash, or the vesting or exercise of an Award (the Amount), the entity or trustee may in its discretion:

(i)	withhold up to the Amount from any cash payment; and/or

(ii)	withhold a number of Shares which would otherwise be provided to the Participant and sell them in order to realise the Amount (with any excess received over the Amount net of costs of sale being paid to the Participant).

The entity or trustee may also, either instead of or in addition to exercising the above discretion:

(i)	accept payment from the Participant of the relevant Amount; or

(ii)	make acceptable arrangements with the Participant for the Amount to be made available.

16.2	Tax reporting

(a)	Participants acknowledge that the Company may have reporting obligations in relation to participation in the Plan. Participants authorise the Company to provide information regarding their participation in the Plan, and any related personal or financial information, to any tax authority or other government agency (in any jurisdiction) to the extent required by law, or by the official policy of the tax authority or a government agency.

17.	Power of attorney

(a)	In consideration of the issue of the Awards, each Participant irrevocably appoints each director and the secretary for the time being of the Company severally as his or her attorney, to do all acts and things and to complete and execute any documents, including share transfers, in his or her name and on his or her behalf that may be convenient or necessary for the purpose of giving effect to the provisions of these Rules or the terms of an Award.

(b)	The Participant (or after his or her death, his or her legal personal representative) will be deemed to ratify and confirm any act or thing done under this power and must indemnify the attorney in respect of doing so.

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18.	Powers of the Board

(a)	The Plan will be administered by the Board, or a committee of the Board, which will have an absolute discretion to:

(i)	determine appropriate procedures for administration of the Plan consistent with these Rules;

(ii)	resolve conclusively all questions of fact or interpretation arising in connection with the Plan or these Rules;

(iii)	delegate to any one or more persons, for such period and on such conditions as they may determine, the exercise of any of their powers or discretions under the Plan or these Rules;

(iv)	formulate special terms and conditions (subject to the Listing Rules), in addition to those set out in these Rules to apply to Participants employed and/or resident in and/or who are citizens of countries other than Australia. Each of these special terms and conditions will be restricted in their application to those Participants employed and/or resident in and/or who are citizens of other jurisdictions; and

(v)	amend these Rules, provided that such amendments do not materially prejudice the rights of existing Participants except where the amendment is made primarily:

(A)	for the purpose of complying with a law which affects the Group, a Participant, or Awards;

(B)	for the purpose of complying with the Listing Rules; or

(C)	to correct any manifest error or mistake.

(b)	While the Company is Listed, the Board may only exercise its powers in accordance with the Listing Rules.

19.	Commencement, suspension, termination and amendment of Plan

(a)	Subject to the passing of any necessary resolution approving the establishment of the Plan and the issue of the Awards, the Plan will take effect when the Board decides.

(b)	The Plan may be suspended, terminated or amended at any time by the Board, subject to any resolution of the Company required by the Listing Rules.

20.	General provisions

20.1	Bound by Constitution and Securities Trading Policy

(a)	Participants who are issued or who exercise Awards under this Plan are deemed to agree to be bound by these Rules, the Constitution, and by any Securities Trading Policy (by whatever name called), as each of those documents is in force from time to time.

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20.2	Notices

(a)	Any notice required to be given by the Company to a Participant or any correspondence to be made between the Company and a Participant may be given or made by the Board or its delegate on behalf of the Company.

(b)	Any notice to be given by the Company may be given by email, and any reference to the Company giving or providing information or documents in writing includes doing so by email.

20.3	Effect on employee entitlements

(a)	Participation in the Plan does not affect an Employee’s terms of employment or appointment with the Group. In particular, participation in the Plan does not detract from any right the Group may have to terminate the employment or appointment of an Employee.

(b)	Participation in the Plan, or the issuing of any Awards, does not form part of the Employee’s remuneration for the purposes of determining payments in lieu of notice of termination of employment, severance payments, leave entitlements, or any other compensation payable to an Employee upon the termination of employment.

(c)	Participation in the Plan, or receipt of an Offer, does not confer on any person any expectation to receive an Offer in the future, or an expectation of benefits in lieu of participation in the Plan, even if participation is offered repeatedly.

20.4	Governing law and jurisdiction

These Rules are governed by and are to be construed in accordance with the laws of the State of New South Wales and each Participant submits to the non-exclusive jurisdiction of the Courts of New South Wales.

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